Exhibit 5.1

March 25, 2024

Motorola Solutions, Inc.

500 W. Monroe Street

Chicago, Illinois

Re: Motorola Solutions, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Motorola Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) a registration statement on Form S-3 (File No. 333-277316) (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company, including senior notes, (ii) the prospectus dated February 23, 2024 forming a part thereof, together with the documents incorporated therein by reference, (iii) the preliminary prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 11, 2024, and (iv) the final prospectus supplement dated March 11, 2024 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on March 12, 2024 (the “Prospectus Supplement”), in connection with the offering (the “Offering”) by the Company of (i) $400,000,000 aggregate principal amount of 5.000% Senior Notes due 2029 (the “2029 Notes”), and (ii) $900,000,000 aggregate principal amount of 5.400% Senior Notes due 2034 (the “2034 Notes” and together with the 2029 Notes, the “Notes”).

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and equitable principles that may limit the right to specific enforcement of remedies.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to your filing a copy of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 25, 2024, and we further consent to the use of our name under the heading of “Legal Matters” in the Prospectus Supplement filed by the Company with the Commission. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Winston & Strawn LLP